Exhibit 21.1

Subsidiaries of Investors Financial Services Corp.

as of December 31, 2005

IBT Trust Company (Canada)

IBT Trust Company (Cayman), Ltd.

IBT Vermont Insurance Co.

Investors Bank & Trust Company

Investors Boston Securities Corp.

Investors California, LLC

Investors Capital Services, LLC

Investors Capital Trust I

Investors Copley Securities Corp.

Investors Exeter Securities Corp.

Investors Financial Services (Ireland) Limited

Investors Fund Services (Ireland) Limited

Investors Holding Corporation

Investors Securities Corp.

Investors Securities Services, LLC

Investors Trust & custodial Services (Ireland) Limited

Investors Trust Holdings

Investors Trust Holdings Limited

Investors Trust Limited

Investors Trust Nominees Limited